FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES FIRST QUARTER RESULTS

~ EPS Up Sharply; 700% to $0.16 from $0.02 ~
~ Net Sales Growth of 6.6% ~

          New York, New York (November 4, 2004) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige fragrance and beauty products company, today announced financial results for the three months ended September 30, 2004 and provided guidance for its second fiscal quarter ending December 31, 2004.

FIRST QUARTER RESULTS

          For the three months ended September 30, 2004, net income increased to $4.8 million, or $0.16 per diluted share, from $1.3 million, or $0.02 per diluted share, in the same period last year, exceeding previous guidance of $0.12 to $0.14 per diluted share.

          The significant increase in earnings is partially attributable to gross margin expansion of approximately 300 basis points to 42.2% from 39.3% in the comparable period last year. This improvement reflects a higher proportion of net sales of owned and licensed brands as well as a continuation of the benefits of the Company's warehouse consolidation. The better than expected earnings were also achieved despite a 16.7% increase in selling, general and administrative expenses over the prior year period driven by a continued increase in advertising and marketing expenditures.

          First quarter net sales advanced to $212.2 million from $199.0 million for the prior year period, representing an increase of 6.6%. The net sales increase was led by the launch of the Britney Spears' Curious fragrance in U.S department stores, the performance of the Elizabeth Arden Provocative Woman fragrance, which was launched in the U.S. in the spring and in international markets in September, and continued improvement in the travel retail and Canadian markets over the prior year. Net sales were impacted by hurricanes that affected retailers in the southeast region of the United States during the quarter, which the Company does not expect will affect its full year results. Excluding the impact of foreign currency translation, net sales increased 4.1%.

          Separately, based on its improved operating performance, on September 30, 2004, the Company executed an amendment to its asset based revolving credit facility to, among other things extend the maturity date of the credit facility from January 29, 2006 to June 30, 2009, lower the interest rate charged on loans by 50 basis points and enhance the Company's borrowing capacity.

          E. Scott Beattie, Chairman and Chief Executive Officer of Elizabeth Arden, Inc., commented, "Our business is experiencing a great deal of momentum as we head into the holiday season. The Britney Spears' Curious fragrance was launched in U.S. department stores in September and has exceeded both retailer and industry expectations. It is currently the number one ranked fragrance in U.S. department stores, and while it is early, we anticipate this fragrance will continue to perform well for the remainder of the year. Additionally in September, we launched Elizabeth Arden Provocative Woman in our international and travel retail markets, and based on both retail results thus far and a strong advertising campaign, we are looking forward to good holiday season results.

          "Operationally, we are pleased to report that we are currently tracking ahead of our planned full year savings related to the consolidation of our distribution facilities. Also, despite an increase in our advertising and marketing investments of over 40%, we experienced an eight-fold increase in earnings per share during the first quarter."

OUTLOOK

          Based on the success of the Company's planned promotional activities and performance of new products, the Company currently anticipates a net sales increase of 8% to 10% for the second fiscal quarter ending December 31, 2004 over the prior year period. In the prior year period, net sales were $296.3 million. The Company expects earnings per diluted share of $1.00 to $1.04 for the second fiscal quarter, which is based on a tax rate of 32% and 30.0 million diluted shares. Earnings for the three-month period of the prior year were $1.05 per diluted share, excluding debt extinguishment and restructuring charges and the accelerated accretion on the preferred stock converted during the period, and were based on a tax rate of 30% and 27.4 million diluted shares. After adjusting for the higher tax rate and higher number of diluted shares, the estimated earnings per diluted share for the second fiscal quarter are expected to increase 8% to 12% over the prior year figure of $0.93.

          The Company is maintaining its annual guidance for net sales of $900 million to $910 million and earnings per diluted share of $1.24 to $1.28. For the second half of the year, the Company expects net sales of $365.0 million to $375.0 million and earnings per diluted share of $0.06 to $0.10. The guidance for the second quarter and the balance of the year reflects the new product launch plan, including Britney Spears' Curious, which is being rolled out internationally and in travel retail in the third quarter, as well as the new Color Intrigue color program and the increased investment in the second quarter to support these launches.

CONFERENCE CALL INFORMATION

          The Company will host a conference call today at 10:00 a.m. Eastern Standard Time. All interested parties can listen to a live web cast of the Company's conference call by logging on to the Company's web site at www.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site at www.elizabetharden.com until November 18, 2004.

Elizabeth Arden is a global prestige fragrance and beauty products company. The Company's portfolio of brands includes the fragrance brands Elizabeth Arden's Red Door, Red Door Revealed, 5th Avenue, Elizabeth Arden green tea, ardenbeauty and Elizabeth Arden Provocative Woman, Elizabeth Taylor's White Diamonds, Passion, Forever Elizabeth and Gardenia, Britney Spears' Curious, White Shoulders, Geoffrey Beene's Grey Flannel, Halston, Halston Z-14, PS Fine Cologne for Men, Design and Wings; the Elizabeth Arden skin care lines, including Ceramide and Eight Hour Cream; and the Elizabeth Arden color cosmetics line.

Company Contact:	Marcey Becker, Senior Vice President, Finance
(203) 462-5809

Investor/Press Contact:	Cara O'Brien, Lila Sharifian/Melissa Merrill
Financial Dynamics
(212) 850-5000

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans" and "projection") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations: our absence of contracts with customers or suppliers and our ability to maintain and develop relationships with customers and suppliers; international and domestic economic and business changes that could impact consumer confidence and operations; the impact of competitive products and pricing; risks of international operations, including foreign currency fluctuations, economic and political consequences of terrorist attacks, political instability in certain regions of the world, and diseases affecting customer purchasing patterns; our ability to launch new products and implement our growth strategy; our ability to successfully and cost-effectively integrate acquired businesses or new brands; our substantial indebtedness, debt service obligations and restrictive covenants in our revolving credit facility and our indenture for our 7 3/4% senior subordinated notes; our customers' financial condition; our ability to access capital for acquisitions; changes in product mix to less profitable products; the retention and availability of key personnel; the assumptions underlying our critical accounting estimates; delays in shipments, inventory shortages and higher costs of production due to interruption of operations at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for the majority of our supply of certain products; changes in the retail, fragrance and cosmetic industries; our ability to protect our intellectual property rights; changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations or accounting standards; and other risks and uncertainties. We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)
(In thousands, except percentages and per share data)

	Quarter Ended

	September 30,	September 27,
	2004	2003

Net Sales	$212,156	$198,985
Cost of Sales	122,645	120,736

Gross Profit	89,511	78,249
Gross Profit Percentage (a)	42.2%	39.3%

Selling, General and Administrative Expenses	70,959	60,820
Depreciation and Amortization	5,533	5,112

Total Operating Expenses	76,492	65,932

Interest Expense, Net	5,985	10,474

Income before Income Taxes	7,034	1,843
Provision for Income Taxes	2,251	528

Net Income	4,783	1,315
Accretion and Dividend on Preferred Stock	--	1,003

Net Income Attributable to Common Shareholders	$4,783	$312

Basic Income Per Share	$0.17	$0.02
Diluted Income Per Share	$0.16	$0.02

Basic Shares	27,340	18,033
Diluted Shares	29,598	18,033

EBITDA	$18,552	$17,429
EBITDA Percentage (a)	8.7%	8.8%

(a)   Based on the percentage of net sales for the periods.

(b)   EBITDA is defined as net income plus the provision for income taxes (or net loss less the benefit from income taxes), plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to operating income or net income (as determined in accordance with generally accepted accounting principles) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure (particularly when acquisitions are involved), depreciation and amortization, which can vary significantly depending upon accounting methods (particularly when acquisitions are involved) or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure and the accounting method used for our acquisitions, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures.

The following is a reconciliation of net income, as determined in accordance with generally accepted accounting principles, to EBITDA: (For a reconciliation of net income to EBITDA for prior fiscal year periods, see the Investor Information tab on Company's website at www.elizabetharden.com).

(In thousands)	Three Months Ended

	September 30,	September 27,
	2004	2003

Net income	$4,783	$1,315
Plus:
Provision for income taxes	2,251	528
Interest expense	5,985	10,474
Depreciation and amortization	5,533	5,112

EBITDA	$18,552	$17,429

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousand)

	September 30, 2004	June 30, 2004	September 27, 2003

Cash	$20,532	$23,494	$13,376
Accounts Receivable, Net	188,701	102,306	155,823
Inventories	303,987	258,638	278,726
Property and Equipment, Net	36,390	37,198	36,009
Exclusive Brand Licenses, Trademarks and Intangibles, Net	189,977	191,842	199,874
Total Assets	787,126	663,686	737,809
Short-Term Debt	152,000	65,900	140,678
Current portion of long-term debt	--	4,764	7,072
Current Liabilities	341,728	225,203	301,542
Long-Term Liabilities	236,779	236,423	316,825
Total Debt	385,802	304,466	453,209
Preferred Stock	--	--	18,263
Shareholders' Equity	208,619	202,060	101,179
Working Capital	202,078	191,872	183,490